CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series A	$150,000,000	$8,370

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement (To Prospectus dated February 10, 2009 and the Prospectus Supplement dated September 14, 2009)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-145845 October 21, 2009

BARCLAYS

US$150,000,000

FLOATING RATE NOTES DUE OCTOBER 2014

Principal Amount:	US$ 150,000,000	**Issuer:**	Barclays Bank PLC (Rated AA−/Aa3)*
Issue Price:	100.00%	**Series:**	Medium-Term Notes, Series A
		Original Issue Date:	October 27, 2009
Original Trade Date:	October 21, 2009	**Maturity Date:**	October 27, 2014
CUSIP:	06739GAP4	**Denominations:**	Minimum denominations of US$100,000 and integral multiples of US$1,000 thereafter.
ISIN:	US06739GAP46		

Interest Rate Type:

☒ Regular Floating Rate
☐ Inverse Floating Rate (see page S-41 of the prospectus supplement for a description of inverse floating rate Notes)

Day Count Convention:

☒ Actual/360
☐ 30/360
☐ Actual/Actual
☐ Actual/365
☐ NL/365
☐ 30/365
☐ Actual/366
☐ Actual/252 or Business Days/252

Reference Asset/Reference Rate:

☐ CD Rate
☐ CMS Rate
☐ CMT Rate (Reuters Screen FRBCMT Page)
☐ Commercial Paper Rate
☐ Eleventh District Cost of Funds Rate
☐ Federal Funds (Effective) Rate
☐ Federal Funds (Open) Rate
☐ EURIBOR
☒ LIBOR
Designated LIBOR Page: Reuters: LIBOR 01
☐ Prime Rate
☐ Treasury Rate
☐ Other (see description in this free writing prospectus)

Index Maturity:	**One month**
Interest Rate:	For each Interest period, the interest rate per annum will be equal to the Reference Rate *plus* Spread
Spread:	1.25%

Business Day:

☒ New York
☒ London
☐ Euro
☐ Other (________________)

Business Day Convention:

☐ Following
☒ Modified Following
☐ Preceding

☒ Adjusted or ☐ Unadjusted

Interest Payment Dates:	☒ Monthly, ☐ Quarterly, ☐ Semi-Annually, ☐ Annually, payable in arrears on the 27th day of the month, commencing on November 27, 2009 and ending on the Maturity Date..
Interest Period:	The initial Interest Period will begin on, and include, the Original Issue Date and end on, but exclude, the first Interest Payment Date. Each subsequent Interest Period will begin on, and include, the Interest Reset Date for that Interest Period and end on, but exclude, the next following Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date.
Interest Reset Dates:	For each Interest Period, the Interest Payment Date for the immediately preceding Interest Period (or for the initial Interest Period where no Initial Interest Rate is specified, the Original Issue Date).
Settlement:	DTC; Book-entry; Transferable.
Listing:	The Notes will be not listed on any U.S. securities exchange or quotation system.
Agent:	Barclays Capital Inc.

	Price to Public	Agent's Commission	Proceeds to Barclays Bank PLC
Per Note	100%	.302%	99.698%
Total	$150,000,000	$453,000	$149,547,000

* For further information regarding the ratings assigned to the Medium-Term Notes Program, Series A, see "Program Credit Rating" below.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Barclays Capital

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated September 14, 2009, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon this pricing supplement, the prospectus, and prospectus supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov, and you may also access the prospectus and prospectus supplement through the links below:

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509190954/d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1-10257.

Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1 888 603 5847. A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: High Grade Fixed Income Syndicate, New York, NY 100019.

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Program is rated AA– by Standard & Poor’s Rating Services (“S&P”), and the Notes are expected to carry the same S&P rating as the Program rating. An AA– rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. The Program is also rated Aa3 by Moody’s Investor Services, Inc. (“Moody’s”); however, because we have not sought a rating from Moody’s for this specific issuance, the Notes will not be rated by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

RISK FACTORS

An investment in the Notes involves significant risks. You should read the risks described in the “Risk Factors” section beginning on page S-5 of the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Delivery of the Notes will be made against payment for the Notes more than three business days following the pricing date for the Notes. For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

US$150,000,000

BARCLAYS BANK PLC

FLOATING RATE NOTES DUE OCTOBER 2014

MEDIUM-TERM NOTES, SERIES A

(TO PROSPECTUS DATED FEBRUARY 10, 2009, AND THE

PROSPECTUS SUPPLEMENT DATED SEPTEMBER 14, 2009)